Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

UNWIRED PLANET, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Unwired Planet, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: This amendment to the Amended and Restated Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SECOND: Article I of the Corporation’s Amended and Restated Certificate of Incorporation as presently in effect is amended to read as follows:

“ARTICLE I

The name of the Corporation is Great Elm Capital Group, Inc.”

THIRD: All other provisions of the Amended and Restated Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 15th day of June, 2016.

UNWIRED PLANET, INC.

By:	/s/ Noah D. Mesel
Noah D. Mesel
EVP, General Counsel and Corporate Secretary